UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 8, 2006

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On Friday, September 8, 2006, Denny's Inc. and Denny's Realty, LLC, affiliated entities of Denny's Corporation ("Denny's), entered into an agreement to sell to National Retail Properties, Inc. (NYSE:NNN), a real estate investment trust, 66 franchise-operated Denny's restaurant properties for a purchase price of $67 million.

Denny’s expects this sale to generate after-tax proceeds of approximately $65 million and result in a gain on sale of assets of approximately $38 million. Consistent with the requirements of Denny's credit agreement, the proceeds of these asset sales will be applied to reduce the outstanding balance on Denny's $219 million first lien term loan. After applying the net proceeds to reduce its debt, Denny’s expects annual net income to increase by approximately $1 million as reductions in interest expense and depreciation offset the loss of rental income. The transaction is scheduled to close within 30 days and is subject to customary closing conditions.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1 -- Press release issued by Denny's Corporation on September 12, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: September 12, 2006	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Senior Vice President and
Chief Financial Officer